Exhibit 10.4

WESTHOLLOW LANDMARK LP

as Grantor

to

JAY C. PAXTON,

as Trustee
for the benefit of

DEUTSCHE BANC MORTGAGE CAPITAL, L.L.C.,

as Beneficiary

DEED OF TRUST AND SECURITY AGREEMENT

Date: October 27, 2003

PREPARED BY AND UPON RECORDATION RETURN TO:
Cadwalader, Wickersham & Taft LLP
227 West Trade Street, Suite 2400
Charlotte, North Carolina 28202
Attention: Jeffrey J. Lee, Esq.

This DEED OF TRUST AND SECURITY AGREEMENT ("Deed of Trust"), dated as of October 27, 2003, is given by WESTHOLLOW LANDMARK LP, a Delaware limited partnership, as grantor ("Grantor"), whose address is 8114 North Lawndale Avenue, Skokie, Illinois 60076, to JAY C. PAXTON, as trustee ("Trustee"), whose address is 1980 Post Oak Blvd., Suite 700, Houston, Texas 77056, for the benefit of DEUTSCHE BANC MORTGAGE CAPITAL, L.L.C., a Delaware limited liability company, as beneficiary, and its successors and/or assigns ("Beneficiary"), whose address is 60 Wall Street, 11th Floor, NYC601120, New York, New York 10005.

In order to secure payment of the indebtedness evidenced by, and all other amounts due as provided in, and the performance of the obligations under, the Promissory Note in the principal amount ("Principal") of $13,850,000 ("Note"), this Deed of Trust and the other Loan Documents (collectively, "Debt"), Grantor irrevocably mortgages, deeds, grants, bargains, sells, conveys, transfers, pledges, sets over and assigns to Beneficiary and Trustee, with power of sale, and creates a security interest in, all of Grantor's estate, right, title and interest in the following property, whether now or hereafter owned (collectively, "Trust Property"):

i. The real property situated in Harris County, State of Texas, described in Exhibit A ("Premises") and all structures, buildings and improvements of every kind and description located on the Premises ("Improvements");

ii. All easements, rights-of-way, vaults, streets, alleys, sewer rights now or hereafter associated with the Premises, and all estates, rights, interests and appurtenances, reversions and remainders whatsoever, in any way pertaining to the Premises;

iii. All supplies, equipment, furniture, furnishings, fixtures, goods, inventory and personal property owned by Grantor or used in connection with the Improvements (collectively, "Equipment").

iv. All leases and other agreements (each, a "Lease") and all rents, royalties, issues, profits, revenue, income, rights and other benefits (collectively, "Rents and Profits") and any security for the obligations of tenants, lessees or licensees (each, a "Tenant") under any Leases;

v. All contracts and agreements (collectively, "Contracts") and all revenue income and other benefits thereof;

vi. All present and future funds, accounts, instruments, accounts receivable, documents, claims, trademarks, trade names, service marks, symbols in connection with, and all names by which the Premises and Improvements may be known and all other general intangibles (collectively, "General Intangibles");

vii. All insurance policies or binders, including any unearned premiums thereon;

viii. All cash funds, deposit accounts and other rights and evidence of rights to cash, now or hereafter created or held by Beneficiary, including, without limitation, all funds in the payment reserve, the Impound Account, the Replacement Reserve, the Repair, Remediation Reserve, the Structural Repair Reserve and any other reserves required under the Loan Documents (collectively, the "Reserves");

ix. All deposits given to any public or private utility for utility services;

x. All proceeds, products, substitutions and accessions (including claims and demands therefor) of the conversion, voluntary or involuntary, of any of the foregoing into cash or liquidated claims, including proceeds of insurance and condemnation awards;

xi. Any and all other rights and interest of Grantor in and to the above items or otherwise related to or connected with, the Premises or the Improvements; and

xii. And all renewals, replacements, substitutions, additions or proceeds of any of the above.

TO HAVE AND TO HOLD the Trust Property unto Beneficiary and Trustee, their respective successors and assigns forever;

IN TRUST, WITH POWER OF SALE, to secure payment to Beneficiary of the Debt at the time and in the manner provided for its payment in the Note and in this Deed of Trust; As used herein, "Loan Documents" means the Note, this Deed of Trust, and all other agreements, certificates and instruments now or hereafter evidencing or securing, or executed or delivered in connection with the Debt, and all extensions and modifications thereof. For the purpose of further securing the Debt, Grantor covenants and agrees as follows:

ARTICLE I. TAXES; UTILITIES; INSURANCE

1.1 Payment of Taxes. Grantor shall pay, except to the extent provided in Section 1.2, all taxes, assessments, and water and sewer charges which are or may become a lien on the Trust Property (collectively, "Taxes"), and shall furnish Beneficiary with evidence showing payment of Taxes prior to the applicable delinquency date therefor. Grantor may not contest any Tax unless (a) Beneficiary determines in its subjective opinion that nonpayment of such Tax during such contest will not result in the sale, forfeiture or diminution of the Trust Property, and (b) Grantor deposits in the Impound Account an amount determined by Beneficiary to be adequate to cover the payment of such Tax and any possible interest, costs and penalties thereon; and only as long as Grantor diligently contests.

1.2 Tax and Insurance Impound Account. Grantor shall maintain an impound account (the "Impound Account") with Beneficiary for payment of Taxes and insurance on the Trust Property. On each Payment Date, Grantor shall pay to Beneficiary an amount equal to one-twelfth (1/12) of the amount of the then current annual Taxes, plus one-twelfth (1/12) of the amount of the then current annual premiums on insurance policies which Grantor is required to maintain hereunder, each as reasonably determined by Beneficiary. So long as there has not been (i) an Event of Default or (ii) any event which with the passage of time, the giving of notice or both would constitute an Event of Default ((i) and (ii) being sometimes hereinafter referred to collectively as a "Default"), all sums in the Impound Account shall be held by Beneficiary to pay Taxes and insurance premiums. No interest on funds deposited in the Impound Account shall be paid to Grantor.

1.3 Payment of Utilities Charges. Grantor shall pay when due all utility charges which are incurred by Grantor or may become a charge or lien against the Trust Property.

1.4 Additional Taxes. If after this date any Applicable Law is enacted which imposes a tax on the Debt or on Beneficiary's interest in the Trust Property, Grantor shall promptly pay such tax, together with interest and penalties thereon, provided, however, that if, in the opinion of counsel for Beneficiary, (a) it might be unlawful to require Grantor to make such payment or (b) the making of such payment might result in the imposition of interest beyond the maximum amount permitted by law, then, Beneficiary may upon not less than ninety (90) days' notice, declare the Debt due and payable without prepayment premium or fee (if paid when due).

1.5 Insurance. Grantor shall maintain at all times such insurance against loss or damage and comply with all other requirements, terms and covenants ("Requirements") as set forth in the Insurance Rider.

ARTICLE II. CASUALTY AND CONDEMNATION

2.1           Casualty and Condemnation. Grantor shall give Beneficiary prompt notice of any casualty affecting, or the institution of any proceedings for eminent domain or condemnation of, the Trust Property. Beneficiary may participate in any such proceedings and is authorized, in its own name or in Grantor's name, to adjust, compromise or settle any loss covered by insurance or any condemnation claim. If no Default exists, Beneficiary shall participate in the adjustment of any loss which exceeds either $100,000 or five percent (5%) of the then outstanding Principal. Beneficiary shall apply sums it receives hereunder first to all of its costs to obtain those sums, and then:

(a)           If less than thirty-five percent (35%) of the Improvements (based upon fair market value) have been destroyed or less than fifteen percent (15%) of the Improvements have been taken, Beneficiary shall advance such proceeds solely for the restoration and repair of the Trust Property (the "Restoration") so long as (i) no Default has occurred, (ii) the Trust Property can, in Beneficiary's judgment, be restored at least six (6) months prior to the Maturity Date, (iii) in Beneficiary's judgment, upon Restoration (A) the value of the Trust Property shall at least equal its value immediately prior to such casualty or condemnation and (B) the income will be sufficient to cover operating expenses of the Trust Property and debt service on the Debt with the same debt service coverage ratio as reasonably determined by Beneficiary as existed as of the date hereof or immediately prior to such casualty or condemnation, whichever is greater, and (iv) there are sufficient sums available (through proceeds and contributions by Grantor deposited with Beneficiary) for the Restoration and for payment of all amounts to become due under the Loan Documents during the Restoration. Beneficiary shall make the proceeds or awards available to Grantor in the manner and upon such terms as would be required by a prudent interim construction lender. Following the completion of the Restoration, Beneficiary may apply any remaining proceeds or awards toward reduction of the Debt.

(b)           If thirty-five percent (35%) or more of the Improvements (based upon fair market value) have been destroyed, or (ii) fifteen percent (15%) or more of the Improvements have been taken, or (iii) Grantor fails to meet the requirements of clause (a) above, then, Beneficiary may, in its absolute discretion, accelerate the Maturity Date and declare any and all of the Debt immediately due and payable and apply the remainder of the sums received pursuant to this Section to the payment of the Debt in whatever order Beneficiary directs, with any remainder being paid to Grantor. In such event, the unpaid portion of the Debt shall remain in full force and effect and Grantor shall not be excused in the payment thereof. Partial payments received by Beneficiary, as described in the preceding sentence, shall be applied first to the final payment due under the Note and thereafter to installments due under the Note in the inverse order of their due date. If the Trust Property shall be restored, Grantor shall promptly and diligently, and regardless of whether the proceeds or award shall be sufficient for such purpose, restore and repair the Trust Property as nearly as possible to its value, condition and character immediately prior to such casualty or taking.

ARTICLE III. ENVIRONMENTAL MATTERS

3.1           Hazardous Waste and Other Substances.  (a) Grantor represents to Beneficiary that, as of the date hereof: (i) to the best of Grantor's knowledge, none of Grantor, the Trust Property, any Tenant nor the operations conducted thereon is or has at any time been in violation of, or otherwise exposed to any liability under, any state or federal law, rule or regulation or common law duty pertaining to human health, natural resources or the environment (collectively, "Environmental Laws"); (ii) no hazardous or toxic substances, materials, or contaminants (including asbestos-containing materials, lead based paint, polychlorinated biphenyls, petroleum products or byproducts, flammable explosives, radioactive materials, infectious substances or raw materials which include hazardous constituents) whether or not included under Environmental Laws (collectively, "Hazardous Substances") or underground storage tanks are located on, in or under or have been handled, generated, stored, processed or disposed of on or released or discharged from the Trust Property (including underground contamination), except for those substances used by Grantor or any Tenant in the ordinary course of business and in compliance with all Environmental Laws ("Permitted Materials"); (iii) the Trust Property is not subject to any private or governmental lien arising under Environmental Laws; (iv) there is no pending, nor, to Grantor's knowledge, threatened litigation arising under Environmental Laws affecting Grantor or the Trust Property; (v) to the best of Grantor's knowledge there has been no notice of any investigation or proceeding which could result in any liability, or any order in any way relating to any violation or liability arising, under any Environmental Laws; and (vi) there has been no claim by any party that a use or condition of the Trust Property has caused a condition on any other property.

(b)           Grantor shall comply with, and timely remedy any violation known to Grantor of, all Environmental Laws, and keep the Trust Property free from Hazardous Substances (except Permitted Materials).

(c)           Grantor shall promptly notify and keep Beneficiary informed with respect to (i) the actual or potential existence of any Hazardous Substances on the Trust Property other than Permitted Materials, (ii) any violation relating to the Trust Property or exposure under any Environmental Laws, or (iii) any condition which could render Grantor's representations untrue.

(d)           Upon Beneficiary's request, following a Default, or at any time as Beneficiary believes that the Trust Property or any Tenant is not conforming to the terms of this Article 3, Grantor shall perform an inspection or audit of the Trust Property prepared by an environmental engineer or other appropriate consultant approved by Beneficiary regarding such matters as Beneficiary shall require. Beneficiary may order the same. Grantor grants to Beneficiary and its employees and agents access to the Trust Property and an irrevocable license to undertake such inspection or audit and to do all things Beneficiary shall reasonably deem necessary to bring the Trust Property into compliance with Environmental Laws.

ARTICLE IV. REPLACEMENT RESERVE

4.1           Replacement Reserve.  (a) Grantor shall maintain a "Replacement Reserve" with Beneficiary to pay expenses in connection with work deemed capital improvements under generally accepted accounting principles (collectively, "Replacements"). On the date hereof, Grantor shall pay to Beneficiary an amount equal to $370,000.00 to be deposited into the Replacement Reserve.  Commencing on the first Payment Date (as defined in the Note) and continuing on each Payment Date thereafter, Grantor shall pay to Beneficiary, a monthly deposit to the Replacement Reserve of $8,417.00. If no Default exists, Beneficiary shall to the extent of funds in the Replacement Reserve disburse to Grantor the amount paid or incurred by Grantor in performing Replacements, within ten (10) days after Beneficiary's receipt of: (i) Grantor's written request for disbursement from the Replacement Reserve and certification of completion; (ii) evidence verifying the cost of the Replacements; (iii) for requests over $10,000, (A) lien waivers or evidence that all contractors and materialmen furnishing material or labor have been paid in full and (B) an inspecting architect's or engineer's certification verifying completion and the value thereof; and (iv) for disbursement requests over $50,000, proof of compliance with Applicable Laws, such as a new certificate of occupancy. Beneficiary shall not be required to disburse from the Replacement Reserve more frequently than once in any ninety (90) day period. Beneficiary may, at Grantor's expense, inspect the Trust Property to determine the need for further Replacements not more than once in any calendar year unless a Default shall have occurred. If further Replacements are required, Grantor shall complete same within ninety (90) days after Beneficiary's written request.

(b)           The Replacement Reserve funds shall be in interest bearing accounts of the type customarily maintained by Beneficiary or its servicing agent for same. All interest earned shall be added to the balance in the Replacement Reserve and disbursed pursuant to paragraph (a).

4.2           Reserves, General.  (a) Grantor consents to each Reserve account being in Beneficiary's or its servicing entity's name and agrees that Beneficiary or at Beneficiary's election, such servicing agent, shall have exclusive control over each account. Grantor assumes all risk of loss with respect to amounts on deposit in the Reserves other than loss resulting solely from the willful misconduct of  Beneficiary as finally determined by a court of competent jurisdiction. Grantor knowingly, voluntarily and intentionally agrees that the advancement of the -funds from the Reserves as set forth herein is at Grantor's direction and is not the exercise by Beneficiary of any right of set-off or other remedy upon a Default. Grantor waives all right to withdraw funds from the Reserves except as provided for in this Deed of Trust. If an Event of Default shall occur, Beneficiary may, without notice or demand on Grantor, at its option: (i) withdraw any or all of the funds then remaining in the Reserves and apply the same to the Debt, after deducting all costs of safekeeping, collection and delivery, in such manner as Beneficiary shall deem appropriate in its sole discretion, and the excess, if any, shall be paid to Grantor, or (ii) exercise any and all rights and remedies of a secured party under any applicable UCC or available at law or in equity. No such use of the funds contained in the Reserves shall be deemed to cure any Default.

(b)           At Beneficiary's option, the Reserves may either be held in a separate account or commingled with Beneficiary's general funds. Upon Beneficiary's assignment of this Deed of Trust, any funds in the Reserves shall be turned over to the assignee and any responsibility of Beneficiary, as assignor, with respect thereto shall terminate. If the funds in the applicable Reserve shall exceed the amount of payments actually applied by Beneficiary for the purposes and items for which the applicable Reserve is held, such excess may be credited by Beneficiary on subsequent payments to be made hereunder or, at the option of Beneficiary, refunded to Grantor. If, however, the applicable Reserve shall not contain sufficient funds to pay the sums required by the applicable due dates, Grantor shall, within ten (10) days after notice thereof, deposit with Beneficiary such deficiency. If Grantor fails to so deposit the deficiency, Beneficiary shall have the option, but not the obligation, to make such deposit.

ARTICLE V. RENTS; LEASES; ALIENATION

5.1           Rents and Profits. Grantor absolutely and irrevocably assigns to Beneficiary all Rents and Profits, continuing in full force and effect during any period of foreclosure or redemption. Grantor grants to Beneficiary the sole, exclusive and immediate right, without taking possession of the Trust Property to demand, collect and receive any and all of the Rents and Profits, for which purpose Grantor does irrevocably appoint Beneficiary its attorney-in-fact. Beneficiary shall have no liability for any loss which may arise from a failure to collect Rents and Profits. However, until the occurrence of an Event of Default, Grantor shall have a license to collect, receive and use the Rents and Profits.

5.2           Leases.  (a) Grantor shall not enter into any Lease ("Major Lease") (i) greater than ten percent (10%) of the gross leaseable area of the Improvements or 10,000 square feet of the Trust Property or (ii) with a term of ten (10) years or more without the prior approval of Beneficiary, not to be unreasonably withheld. Grantor shall specifically request approval in writing and furnish such information as Beneficiary shall reasonably require. Beneficiary shall approve or disapprove any such Major Lease within fifteen (15) business days after receipt of such written request and all requested information, otherwise such request shall be deemed approved.

(b)           All Leases shall be (i) at a rental and on terms consistent with the terms for similar leases in the market area of the Premises and (ii) written on a standard form approved by Beneficiary.  Grantor shall at all times promptly and faithfully perform its obligations and agreements contained in all Leases. Grantor shall furnish to Beneficiary, within ten (10) days after Beneficiary's request and by January 1 of each year, a current Rent Roll, certified by Grantor as being correct and complete. Grantor shall enforce all terms and conditions under the Leases. Grantor shall not, without the prior consent of Beneficiary, modify, terminate or accept the surrender of (x) any Major Leases without the prior consent of Beneficiary, which consent shall not be unreasonable withheld, or (y) any other Lease except in the normal course of business and consistent with sound and customary leasing and management practices for similar properties. Grantor shall not permit or collect (other than security deposits) the prepayment of any Rents and Profits for more than one (1) month prior to the due date thereof.

5.3           Transfers; Further Encumbrances.  (a) Unless specifically allowed herein, the following shall be an Event of Default: (i) a sale, conveyance, lease (except in accordance with Section 5.2), assignment, pledge, mortgage or other encumbrance or transfer of the Trust Property or any direct or indirect interest therein, whether voluntary or involuntary (each, a "Transfer") without Beneficiary's prior consent, which consent may be withheld in Beneficiary's sole discretion, (ii) a direct or indirect Transfer of more than forty-nine percent (49%) (in one or more related transactions) of the outstanding capital stock of Grantor or any of its shareholders, partners or members or of the beneficial interest of a trust (or the issuance of new shares of capital stock of any of them (in one or a series of transactions) such that, after giving effect to such issuance and any prior issuance, no more than forty-nine percent (49%) in the aggregate of the outstanding capital stock of Grantor or any of its shareholders, partners or members is owned by any person or entity and their affiliates unless such person or entity and their affiliates owned more than forty-nine percent (49%) of the outstanding capital stock of Grantor or such shareholder, partner or member as of the date hereof), or (iii) a direct or indirect change in the ownership interests in, or the Transfer of all or any portion of the direct or indirect interest of Grantor or any shareholder, partner, joint venturer or member, either voluntarily, involuntarily or otherwise (whether in the form of a beneficial or partnership interest or in the form of a power of direction, control or management, or otherwise). However, (x) up to (but not more than) forty-nine percent (49%) of the limited partner or non-managing member interests in Grantor (but not interests in a general partner or managing member) shall be transferable without Beneficiary's consent so long as, after giving effect to such transfer and any prior transfers, no more than forty-nine percent (49%) in the aggregate of such limited partner or non-managing member interests in Grantor are owned by any person or entity and their affiliates unless such person or entity and their affiliates owned more than a forty-nine percent (49%) limited partner or non-managing member interest in Grantor as of the date hereof, (y) any involuntary transfer caused by the death of any partner, shareholder, joint venturer or member of Grantor or beneficial owner of a trust shall not be an Event of Default under this Mortgage so long as Grantor is promptly reconstituted, if required, following such death and so long as those persons responsible for the management of the Trust Property and Grantor remain unchanged as a result of such death or any replacement management is approved by Beneficiary and (z) gifts for estate planning purposes of any individual's interests in Grantor or in any of Grantor's partners, members or joint venturers to the spouse or any lineal descendant of such individual, or to a trust for the benefit of such spouse or lineal descendant, shall not be an Event of Default under this Mortgage so long as Grantor is promptly reconstituted, if required, following such gift and so long as those persons responsible for the management of the Trust Property and Grantor remain unchanged following such gift or any replacement management is approved by Beneficiary.

(b)           Beneficiary shall consent to Transfers of the Trust Property in its entirety (hereinafter, "Sale") if:  (i) no Default exists; (ii) Grantor gives Beneficiary 60 days prior notice of the terms of such prospective Sale along with (A) all information concerning the proposed transferee ("Buyer") as Beneficiary shall reasonably require in evaluating an initial extension of credit to a borrower and (B) a non-refundable Application Fee of $5,000; (iii) Grantor pays Beneficiary at closing of such Sale, all of Beneficiary's out-of-pocket costs relating to the Sale, plus a Transfer Fee equal to one percent (1.0%) of the then outstanding principal balance of the Note (the "Transfer Fee"); (iv) such Sale occurs no sooner than nine (9) months following the Loan closing; (v) at Beneficiary's option, written confirmation is received from a nationally-recognized statistical rating agency approved by Beneficiary that the Transfer will not cause a negative change to the ratings applicable to any outstanding securities related to this Deed of Trust; and (vi) Buyer (A) executes such instruments, certificates, documents and agreements, and (B) delivers such insurance policies and other documents, in each case as Beneficiary, shall reasonably require in connection with the Sale. Beneficiary shall have the right to approve or disapprove the proposed Buyer. The Application Fee shall be credited toward payment of the Transfer* Fee at the closing of such Sale. After a Sale occurs, Borrower shall be relieved of liability under the Loan Documents that arises both (i) on or after the date of such.  Sale and (ii) through no act or omission of Borrower.

5.4           Easements and Rights-of-Way. Grantor shall not grant any easement or right-of-way without Beneficiary's prior consent. The purchaser at any foreclosure sale may disaffirm any easement or right-of-way granted in violation of this Deed of Trust.

ARTICLE VI. PROPERTY MANAGEMENT

6.1           Management. Grantor, or an affiliate or a professional property management company approved by Beneficiary, shall manage the Trust Property in a first class manner. Grantor shall promptly notify Beneficiary of any default under any management contract. No manager shall be removed or replaced and no term of any management agreement shall be changed without Beneficiary's prior consent, which consent will not be unreasonably withheld. After an Event of Default or a default under any management contract, Beneficiary may terminate, or direct Grantor to terminate, the management contract upon thirty (30) days' notice, and retain, or direct Grantor to retain, a new management agent approved by Beneficiary. The terms of the Manager's Consent and Subordination of Management Agreement ("Manager's Consent") executed by Grantor and by Cannon Property Management Group, LLC, as manager, are incorporated herein as if fully restated herein. Any replacement property manager shall execute a Manager's Consent approved by Beneficiary. The management fee due under any management agreement shall not exceed four percent (4%) of effective gross income.

ARTICLE VII. INDEMNIFICATION

7.1           Indemnification. Grantor shall indemnify, defend and hold Beneficiary and Trustee harmless from and against all liability, obligations, losses, damages, penalties, claims, actions, suits, costs and expenses of any kind (including reasonable attorneys', consultants' and experts' fees and disbursements actually incurred in investigating, defending, settling or prosecuting any claim or proceeding) which may be asserted against or incurred by

Beneficiary or Trustee in connection with the Debt, this Deed of Trust, the other Loan Documents or the Trust Property (collectively, "Claims"): (i) for brokerage, leasing, finders or similar fees, (ii) relating to the enforcement or exercise by Beneficiary or Trustee of any rights or remedies related thereto, (iii) for damages or injury, including property damage, personal injury or wrongful death, arising out of or in connection with any accident or fire or other casualty on the Trust Property, or (iv) arising directly or indirectly from (A) any violation or alleged violation of, or liability or alleged liability under, any Environmental Law; (B) the presence, release or threat of release of or exposure to any Hazardous Substances on, in, under or affecting the Trust Property or any surrounding areas, regardless of whether or not caused by or within the control of Grantor; (C) any transport, treatment, recycling, storage, disposal or arrangement therefor of Hazardous Substances whether on, originating from, or otherwise associated with the Trust Property, Grantor or any operations conducted on the Trust Property at any time; (D) Grantor's failure to comply fully with Section 3.1; (E) the breach of any representation or warranty contained in Section 3.1; and (F) the enforcement of Section 3.1; provided, however, excluding Claims incurred by Beneficiary or Trustee solely by reason of Beneficiary's or Trustee's willful misconduct or gross negligence. This indemnity shall also include any diminution in the value of the security afforded by the Trust Property or any future reduction in the sales price of the Trust Property by reason of any matter set forth in clause (iv) of this Section. Beneficiary's and Trustee's rights under this Section shall survive payment in full of the Debt and shall be in addition to all other rights of Beneficiary and Trustee under this Deed of Trust and the other Loan Documents.

ARTICLE VIII. INSPECTIONS; REPORTING

8.1           Access and Inspections. Beneficiary shall, subject to the rights of Tenants, have free access to the Trust Property and any location where books and records concerning the Trust Property are kept at all reasonable times and, except in the event of an emergency, upon not less than forty-eight (48) hours prior notice (which notice may be telephonic), to inspect, examine, audit and copy same.

8.2           Financial Statements, Books and Records. Grantor shall keep accurate books and records of the Trust Property and its financial affairs sufficient for preparing financial statements in accordance with generally accepted accounting principles. Grantor shall provide Beneficiary the following financial statements and information certified correct and complete by Grantor: (a) monthly operating statements and Rent Roll for the Trust Property, by the tenth day of the first full month following the closing of the Loan and by the tenth business day of each month thereafter until such time as Beneficiary securitizes the Loan; (b) all tax returns filed by Grantor, each general partner and managing member within thirty (30) days after filing; (c) quarterly operating statements for the Trust Property, stated on a month-by-month basis, including Rent Rolls and physical occupancy statements, within thirty (30) days after the end of each calendar quarter; (d) annual balance sheets for the Trust Property and annual financial statements for Grantor and each general partner or managing member in Grantor, within ninety (90) days after the end of each calendar year (which, if requested by Beneficiary, shall be prepared by independent certified accountants in accordance with generally accepted accounting principles); and (e) such other information with respect to the Trust Property, Grantor, the principals or general partners or managing members in Grantor, and each Indemnitor, which may be reasonably requested from time to time by Beneficiary, within a reasonable time after the applicable request. If Grantor fails to provide any of the materials referred to above in this Section within twenty (20) days after the due date and such failure continues for five (5) days written notice from Beneficiary, Grantor shall incur a charge in the amount of Five Hundred and 00/100 Dollars ($500.00) payable on demand. It shall be an Event of Default, if (i) Grantor fails to provide any of the materials referred to in this Section within thirty (30) days after the due date, (ii) any materials or information shall be materially inaccurate or false, or (iii) Grantor fails to allow Beneficiary to inspect the books and records of the Trust Property in accordance with the requirements of this Deed of Trust. As used herein "Rent Roll" shall mean a schedule which completely sets forth in all material respects for each .such Lease the name of the Tenant, the Lease expiration date, extension and renewal provisions, the base rent payable, the security deposit held thereunder, the square footage of the leased premises, the unit location of the leased premises, reimbursements due thereunder and any other material provisions of such Lease.

ARTICLE IX. WARRANTIES AND COVENANTS

9.1           Warranties of Grantor. Grantor represents to Beneficiary and agrees to that:

(a)           Grantor has good and marketable fee simple title to the Trust Property. Grantor will preserve its interest in and title to the Trust Property and will forever warrant and defend the same. There are no security agreements or financing statements affecting the Trust Property other than as expressly accepted in writing by Beneficiary;

(b)           The execution, delivery and performance of this Deed of Trust and the other Loan Documents have been duly authorized by all necessary action and are binding and . enforceable against Grantor in accordance with their terms and do not (i) constitute a breach or default under Grantor's organizational documents or any other agreement regarding Grantor or any of its property or (ii) violate any Applicable Law;

(c)           Regarding the Trust Property (i) to the best of Grantor's knowledge, its intended use complies in all material respects with all restrictive covenants, Environmental Laws and Applicable Laws, including zoning and building codes, and it constitutes one or more separate tax parcels for purposes of ad valorem taxation; (ii) it is served by all utility services necessary for its current or contemplated use; (iii) it is free from damage caused by fire or other casualty; (iv) no proceeding for the total or partial condemnation against the Trust Property is pending or threatened; and (v) except as expressly disclosed in that certain Engineering Report entitled Property Condition Report, dated August 1, 2003 and prepared by EMG (the "Engineering Report"), the Improvements are structurally sound, in good repair and free of defects in materials and workmanship, all major building systems are in good working order and condition.

(d)           All insurance required hereunder is in full force and effect and none of the premiums have been or at any time will be financed; and

(e)           Grantor and the Trust Property are free from any past due obligations for sales and payroll taxes.

9.2           Waste; Alteration of Improvements. Grantor shall (a) not commit or permit any waste on the Trust Property, (b) maintain the Trust Property in good condition and repair and (c) other than the rehabilitation presently contemplated by Grantor and disclosed to Beneficiary in writing prior to the date hereof, not materially alter any part of the Improvements.

9.3           Zoning. Grantor shall not make, consent to or acquiesce in any change in the zoning or use of the Trust Property. Grantor shall comply with all existing and future Applicable Laws. Grantor shall operate the Trust Property as an apartment complex.

9.4           Indebtedness, Operations, Fundamental Changes of Grantor. Grantor represents and agrees that Grantor:

(a)           will not, nor will any partner, limited or general, member or shareholder thereof, as applicable, change its partnership certificate, partnership agreement, articles of incorporation, by-laws, operating agreement, articles of organization or other formation agreement, as applicable, in any manner which is material or adversely affects Grantor's existence as a single purpose entity;

(b)           will not cause or permit any liquidation or dissolution, or any transaction of merger or consolidation, or acquire by purchase or otherwise any part of the business or assets of, or any stock or other evidence of beneficial ownership of, or make any investment in, any entity;

(c)           does not and will not own any asset other than the Trust Property;

(d)           is not engaging and will not engage, either directly or indirectly, in any business other than the ownership, management and operation of the Trust Property;

(e)           will not enter into any agreement with any general partner, member, principal, affiliate or any affiliate of any of them (each, a "Related Part y"), except upon terms that are intrinsically fair, and the same as on an arms'-length basis with unrelated third parties;

(f)           has not and will not incur any debt, secured or unsecured, direct or contingent (including guaranteeing any obligation), other than (i) the Debt, (ii) debt from Related Parties, expressly approved by Beneficiary in its sole discretion, and (iii) ordinary course trade payables or expenses of the Trust Property not more than 60 days old, and will not pledge or assign its assets for or become liable for any other obligation;

(g)           has not made and will not make any loans or advances to any third party or Related Party;

(h)           is and will be solvent and pay its debts from its assets as the same shall become due;

(i)           has done and will do all things necessary to preserve its existence, and will observe all applicable formalities;

(j)           will conduct its business in its own name and as presently conducted;

(k)           will maintain financial statements, books and records and bank accounts separate from those of the Related Parties, and will file its own tax returns;

(1)           will be, and will hold itself out to the public as, a legal entity separate and distinct from any other entity (such as Related Parties);

(m)           will maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations;

(n)           will maintain an office separate and apart from those of the Related Parties or shall allocate fairly and reasonably any overhead and expense for office space shared with the Related Parties;

(o)           will not commingle its assets with Related Parties' or any other person's;

(p)           has and will maintain its assets in a manner such that its individual assets can be segregated and identified from those of any Related Party or any other person without cost or difficulty;

(q)           does not and will not hold itself out as responsible for any other person's debts or obligations;

(r)           will pay any liabilities including salaries of its employees, out of its own funds and not funds of any Related Party; and

(s)           will use stationery, invoices, and checks separate from the Related Parties.

ARTICLE X. FURTHER ASSURANCES

10.1           Performance of Obligation. Grantor shall punctually and promptly repay the Debt when due and perform and discharge all of its obligations in the Loan Documents.

10.2           Construction Liens. Grantor shall pay when due all claims for any work performed or materials delivered for the Trust Property. Grantor may contest in good faith any claim by appropriate proceedings after notifying Beneficiary of such contest and, if Beneficiary requests, providing a bond, cash deposit or other security to fully protect Beneficiary's interests if unsuccessful.

10.3           Further Documentation. At Beneficiary's request, Grantor shall promptly (a) execute, acknowledge, deliver and file such further instruments, mortgages, deeds of trust, security agreements, financing statements, continuation statements and assignments and do such further acts deemed necessary, desirable or advisable by Beneficiary to carry out the purposes of this Deed of Trust and the other Loan Documents or to protect, continue or perfect the liens or the security interests; and (b) furnish to Beneficiary or any proposed assignee, a duly acknowledged written statement in form and substance supplied by Beneficiary, stating the amount of the Debt, whether any Default has occurred, whether any offsets or defenses to the Debt exist and such other matters as Beneficiary may require.

10.4           Payment of Costs. Grantor shall pay all costs and expenses of every character (a) incurred in connection with (i) the closing of the loan, (ii) the performance of Grantor's obligations under the Loan Documents and (iii) the administration and enforcement of the Loan Documents or (b) attributable or chargeable to Grantor as the owner of the Trust Property, including all taxes and fees of every kind. Wherever this Deed of Trust or other Loan Documents provides that (x) Beneficiary or Trustee may perform Grantor's obligations, such shall be at Grantor's expense unless otherwise expressly provided herein and (y) Grantor is responsible for reimbursing Beneficiary's or Trustee's costs, such shall include reasonable attorneys fees and expenses including Beneficiary's or Trustee's in-house and appellate counsel.

10.5           Compliance with Laws. Grantor shall at all times comply with all statutes, ordinances, regulations and other governmental or quasi-governmental requirements and private covenants affecting or relating to the ownership, use or operation of the Trust Property (collectively, "Applicable Law") unless Grantor obtains Beneficiary's prior consent and satisfies all of Beneficiary's reasonable conditions for such consent.

10.6           Attorney-in-Fact Provision. Grantor's grant to Beneficiary of a power-of attorney under this Deed of Trust and any other Loan Document (a) shall be deemed irrevocable and coupled with an interest, and (b) shall, if no Event of Default exists, require three (3) days prior notice to Grantor before acting under such power.

ARTICLE XI. SECURITY PROVISIONS

11.1           Security Interest; Security Agreement. This Deed of Trust (a) creates a security interest in all personal property included within the Trust Property and all other property covered under the UCC (collectively, "Collateral"), and (b) constitutes a security agreement under the Uniform Commercial Code of the state in which the Premises are located ("UCC"). To the extent permitted by law, the personal property is deemed a part of and affixed to the Premises and the Improvements. All of the Collateral shall be kept at the location of the Premises except as otherwise required by the terms of the Loan Documents. Any sale made pursuant hereto shall be deemed a public sale conducted in a commercially reasonable manner if held contemporaneously with, and upon giving the same notice as, a foreclosure sale as provided in Section 13.1(e) of the Deed of Trust.

ARTICLE XII. DEFAULT

12.1           Events of Default. The occurrence of any of the following shall be an "Event of Default":

(a)           Grantor fails to make any payment under the Note when due, subject to any grace period set forth therein, or any other payment on or before the date such payment is due.

(b)           Grantor fails to maintain insurance as required by Article 1.5 or fails to perform any covenant, agreement, obligation, term or condition set forth in Section 3.1, 5.3 or or 9.4.

(c)           Grantor fails to perform any other term or condition herein not otherwise described in this Section 12.1, and such failure can be cured but continues for thirty (30) days after notice thereof from Beneficiary to Grantor; provided, that if such failure can be cured but, despite reasonable diligence, not within such time, the time to cure shall be extended up to an additional sixty (60) days if Grantor has commenced and diligently pursues cure of the default.

(d)           Any representation or warranty made in connection with the Loan or any of the Loan Documents by or on behalf of Grantor or any Indemnitor or guarantor shall have been false or misleading in any material respect at the time made.

(e)           A default occurs under any of the other Loan Documents which has not been cured within any applicable grace or cure period therein provided.

(f)           (i) If Grantor shall (A) file a petition for relief under the Bankruptcy Reform Act of 1978, as amended or under any other present or future Applicable Law regarding bankruptcy, reorganization or other relief to debtors (collectively, "Debtor Relief Law"); (B) file any pleading in any involuntary proceeding under any Debtor Relief Law which admits the jurisdiction of a court over Grantor or the Trust Property or the petition's material allegations regarding Grantor's insolvency; (C) make a general assignment for the benefit of creditors; (D) apply for, or there shall be appointed, a receiver, trustee, custodian or liquidator of Grantor or any of its property; (E) file (or there shall be a filing against Grantor) of a petition seeking the liquidation or dissolution of Grantor or the commencement of any other procedure to liquidate or dissolve Grantor, and (F) fail to obtain a dismissal of any involuntary proceeding under any Debtor Relief Law against Grantor within 45 days after the filing; and (ii) the occurrence of an event specified in any of clauses (ii)(A) through (F) above as to any general partner or managing member of Grantor, or any Indemnitor or guarantor of any of Grantor's obligations under the Loan Documents.

(g)           The Trust Property or any part thereof is taken on execution or other process of law in any action against Grantor.

ARTICLE XIII. REMEDIES

13.1           Remedies Available. If an Event of Default occurs, then Beneficiary may, at its option and by or through a trustee, nominee, assignee or otherwise (including, without limitation, the Trustee), exercise any or all of the following rights or remedies, either successively or concurrently, all of which shall be cumulative, including:

(a)           Acceleration. Declare any or all of the Debt to be immediately due and payable.

(b)           Entry. Either in person or by agent, with or without bringing any proceeding, or by a receiver and without regard to the adequacy of its security, enter upon and take possession of the Trust Property.

(c)           Collect Funds. With or without taking possession of the Trust Property, sue or otherwise collect the Rents and Profits, including those past due and unpaid.

(d)           Appoint Receiver. Apply to a court for appointment of a receiver, trustee, liquidator or conservator of the Trust Property without notice to Grantor.

(e)           Foreclosure. Commence an action to foreclose this Deed of Trust or to specifically enforce its provisions with respect to any of the Debt and sell or cause to be sold the Trust Property in accordance with Applicable Law in one or more parcels. Beneficiary may bid the Debt and all other obligations secured by this Deed of Trust in a foreclosure sale hereunder.

(f)           Judicial Remedies. Proceed by suit, at law or in equity, to enforce the payment of the Debt or the other obligations of Grantor under this Deed of Trust or the other Loan Documents and to have the Trust Property sold under the judgment or decree of a court of competent jurisdiction.

(g)           Sale of Property.

(i)           Trustee, at the request of Beneficiary, shall have the power to sell the Trust Property or any part thereof at public auction, in such manner, at such time, and place, upon such terms and conditions, and upon five (5) days notice to Grantor and such public notice as Beneficiary may deem best for the interest of Beneficiary or as may be required or permitted by applicable law, consisting of advertisement in a newspaper of general circulation in the jurisdiction and for such period as applicable law may require and at such other times and by such other methods, if any, as may be required by law to convey the Trust Property in fee simple by trustee's deed with special warranty of title to and at the cost of the purchaser, who shall not be liable to see to the application of the purchase money. The proceeds or avails of any sale made under or by virtue of this paragraph, together with any other sums which then may be held by Beneficiary under this Deed of Trust, whether under the provisions of this paragraph or otherwise, shall be applied as provided in Section 13.2 hereof. Beneficiary, Trustee and any receiver or custodian of the Trust Property or any part thereof shall be liable to account for only those rents, issues, proceeds and profits actually received by it.

(ii)           Beneficiary and Trustee, as applicable, may adjourn from time to time any sale by it to be made under or by virtue of this Deed of Trust by announcement at the time and place appointed for such sale or for such adjourned sale or sales and, except as otherwise provided by any applicable law, Beneficiary or Trustee, without further notice or publication, may make such sale at the time and place to which the same shall be so adjourned.

(iii)           Upon the completion of any sale or sales ordered by Beneficiary and made by Trustee under or by virtue of this paragraph, Beneficiary or Trustee, or any officer of any court empowered to do so, shall execute and deliver to the accepted purchaser or purchasers a good and sufficient instrument, or good and sufficient instruments, granting, conveying, assigning and transferring all estate, right, title and interest in and to the property and rights sold. Trustee is hereby irrevocably appointed the true and lawful attorney-in-fact for Grantor (coupled with an interest), in its name and stead, to make all necessary conveyances, assignments, transfers and deliveries of the property and rights so sold and for that purpose Trustee may execute all necessary instruments of conveyance, assignment, transfer and delivery, and may substitute one or more persons with like power, Grantor hereby ratifying and confirming all that its said attorney-in-fact or such substitute or substitutes shall lawfully do by virtue hereof. Nevertheless, Grantor, if so requested by Trustee or Beneficiary, shall ratify and confirm any such sale or sales by executing and delivering to Beneficiary, or to such purchaser or purchasers all such instruments as may be advisable, in the sole judgment of Beneficiary, for such purpose, and as may be designated in such request. Any such sale or sales made under or by virtue or this paragraph, whether made under the power of sale herein granted or under or by virtue of judicial proceedings or a judgment or decree of foreclosure and sale, shall operate to divest all the estate, right, title, interest, claim and demand whatsoever, whether at law or in equity, of Grantor in and to the property and rights so sold, and shall, to the fullest extent permitted under law, be a perpetual bar both at law and in equity against Grantor and against any and all persons claiming or who may claim the same, or any party thereof, from, through or under Grantor.

(iv)           In the event of any sale made under or by virtue of this Deed of Trust (whether made under the power of sale herein granted or under or by virtue of judicial proceedings or a judgment or decree of foreclosure and sale), the entire Debt relative to the Trust Property, immediately thereupon shall, anything in the Note, this Deed of Trust or any other of the Loan Documents to the contrary notwithstanding, become due and payable.

(v)           Upon any sale under or, by virtue of this Deed of Trust (whether made under the power of sale herein granted or under or by virtue of judicial proceedings or a judgment or decree of foreclosure and sale), Beneficiary may bid for and acquire the Trust Property or any part thereof and in lieu of paying cash therefor may make settlement for the purchase price by crediting the Debt to and against the net sales price after deducting therefrom the expenses of the sale and the costs of the action.

(vi)           No recovery of any judgment by Beneficiary and no levy of an execution under any judgment upon the Trust Property or any part thereof or upon any other property of Grantor shall release the lien of this Deed of Trust upon the Trust Property or any part thereof, or any liens, rights, powers or remedies of Beneficiary hereunder, but such liens, rights, powers and remedies of Beneficiary shall continue unimpaired until the entire Debt is paid in full.

(h)           Other Remedies. Exercise any other right or remedy available under the Loan Documents, at law or in equity.

13.2           Application of Proceeds. The proceeds of any sale under this Deed of Trust shall be applied in such order as Beneficiary in its discretion may determine: the expenses of taking possession of the Trust Property, and of operating, repairing and selling the same and enforcing Beneficiary's rights and remedies under the other Loan Documents; all sums expended by Beneficiary under the terms of the Loan Documents, with interest thereon at the Default Rate; and the Debt; provided, however, upon payment in full of the Debt, any remaining proceeds of any sale shall be returned to Borrower.

13.3           Authority; Power of Attorney. After entry upon the Trust Property or appointment of a receiver, Beneficiary, said receiver, or other persons as they may engage, may do any acts which Beneficiary or the receiver in its sole discretion deems appropriate or desirable to protect the security of and effectuate this Deed of Trust, such as (a) take possession and control of the Trust Property and books and records; (b) exclude Grantor and its agents from the Trust Property; (c) manage, preserve, maintain and make repairs and alterations to the Trust Property; (d) enter into Leases, under terms as Beneficiary may in its sole discretion determine, and (e) collect, receive and sue for Rents and Profits, evict tenants or repossess property.

13.4           Occupancy After Foreclosure. Following foreclosure or if Beneficiary, a receiver or trustee or anyone engaged thereby takes possession of the Trust Property, at such party's election, Grantor and any Related Party occupying the Trust Property shall become a day-to-day tenant, terminable at will, at a rent per day equal to the higher of (a) any rent under a valid lease with Grantor or (b) the fair value of the Trust Property occupied. Grantor may be evicted by summary or other proceedings if it fails to surrender possession upon termination of its occupancy.

13.5           Right to Cure; Payment of Expenses. Grantor grants Beneficiary and its agents access to the Trust Property and a license to do all things Beneficiary deems necessary to cure any Default, including to enter the Trust Property to cure such Default (without thereby becoming liable to Grantor or any other) and to advance funds and make such payments as Beneficiary in its sole discretion deems necessary or desirable to protect and preserve the Trust Property and its security interest. All advances made and all costs incurred by Beneficiary in connection with the foregoing or any efforts to enforce any terms of this Deed of Trust, whether or not any lawsuit is filed or a foreclosure is commenced, shall constitute a portion of the Debt and be secured hereby, and shall be due and payable on demand with interest at the Default Rate from the earlier of the date on which (x) Beneficiary incurs such cost or (y) an-Event of Default occurs until the date repaid to Beneficiary.

13.6           Grantor's Waivers. To the extent permitted by law, Grantor waives all rights (a) of valuation, appraisement, stay of execution, reinstatement and notice of election or intention to mature or declare due the Debt (except notices specifically provided for herein); (b) to marshaling Grantor's assets, including the Trust Property; (c) to assert counterclaims and statutes of limitation as a defense to any action to enforce this Deed of Trust and periods of redemption provided under Applicable Law; and (d) to claim or recover against Beneficiary, or anyone acting on behalf or in the name of Beneficiary, for loss other than arising from Beneficiary's gross negligence or willful conduct.

13.7           Submission to Jurisdiction; Waiver of Jury Trial. GRANTOR VOLUNTARILY (a) SUBMITS TO PERSONAL JURISDICTION IN THE STATE IN WHICH THE PREMISES IS LOCATED OVER ANY ACTION OR PROCEEDING BY ANY PERSON ARISING FROM OR RELATING TO THE NOTE, THIS DEED OF TRUST OR ANY OTHER LOAN DOCUMENTS, (b) AGREES THAT ANY SUCH ACTION OR PROCEEDING MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION SITTING IN THE COUNTY IN WHICH THE PREMISES IS LOCATED, (c) SUBMITS TO THE JURISDICTION OF SUCH COURTS, (d) AGREES THAT IT WILL NOT BRING ANY ACTION OR PROCEEDING IN ANY OTHER FORUM, (e) WAIVES THE RIGHT TO A

TRIAL BY JURY IN ANY ACTION OR PROCEEDING BASED UPON OR IN ANY WAY RELATING DIRECTLY OR INDIRECTLY TO THE DEBT.

ARTICLE XIV. TRUSTEE

14.1           Trustee Fees. Grantor shall pay all reasonable costs, fees and expenses actually incurred by Trustee and Trustee's agents and counsel in connection with the performance by Trustee of Trustee's duties hereunder and all such costs, fees and expenses shall be secured by this Deed of Trust.

14.2           Substitute Trustee. Trustee shall be under no duty to take any action hereunder except as expressly required hereunder or by law, or to perform any act which would involve Trustee in any expense or liability or to institute or defend any suit in respect hereof, unless properly indemnified to Trustee's reasonable satisfaction. Trustee, by acceptance of this Deed of Trust, covenants to perform and fulfill the trusts herein created, being liable, however, only for willful negligence or misconduct, and hereby waives any statutory fee and agrees to accept reasonable compensation, in lieu thereof, for any services rendered by Trustee in accordance with the terms hereof. Trustee may resign at any time upon giving thirty (30) days' notice to Grantor and to Beneficiary. Beneficiary may remove Trustee at any time or from time to time and select a successor trustee. In the event of the death, removal, resignation, refusal to act, or inability to act of Trustee, or in its sole discretion for any reason whatsoever, Beneficiary may, without notice and without specifying any reason therefor and without applying to any court, select and appoint a successor trustee, by an instrument recorded wherever this Deed of Trust is recorded and all powers, rights, duties and authority of Trustee, as aforesaid, shall thereupon become vested in such successor. Such substitute trustee shall not be required to give bond for the faithful performance of the duties of Trustee hereunder unless required by Beneficiary. The procedure provided for in this section for substitution of Trustee shall be in addition to and not in exclusion of any other provisions for substitution, by law or otherwise.

ARTICLE XV. MISCELLANEOUS TERMS AND CONDITIONS

15.1           Miscellaneous.  (a) Notices. All consents, approvals, notices or other communications hereunder shall be in writing and shall be deemed to have been validly given (i) upon delivery if delivered in person, (ii) one (1) business day after depositing the same with a reputable private courier service or (iii) three (3) business days after depositing the same in the United States mail and sent by registered or certified mail, return receipt requested, to the addressee at its address on page one of this Deed of Trust or at such other address as may hereafter be designated by such party.

(b)           Successors and Assigns; Joint and Several Liability. The terms hereof shall bind Grantor and its successors and assigns and shall constitute covenants running with the land and shall inure to the benefit of Beneficiary and its successors and assigns, including any lawful holder, owner, pledgee or participant of any of the Debt. Each Grantor hereunder is jointly and severally liable to perform Grantor's obligations.

(c)           Severability. A determination that any provision of this Deed of Trust is unenforceable or invalid shall not affect the enforceability or validity of any other provision.

(d)           Certain Terms. Unless the context clearly indicates a contrary intent or unless otherwise specifically provided herein: (i) the terms "Improvements," "Trust Property," and "Premises" shall be construed as if followed by the phrase "or any portion thereof or interest therein," (ii) "include" and similar terms shall be construed as if followed by the phrase "without limitation," and (iii) words in the singular shall include the plural, and vice versa.

(e)           Performance. All obligations of Grantor under the Loan Documents shall be performed to the reasonable satisfaction of Beneficiary. All statements, items, documents and any other information required hereunder to be submitted to Beneficiary shall be in form and substance reasonably satisfactory to Beneficiary, unless otherwise specifically provided.

(f)           Waiver; Discontinuance of Proceedings. An Event of Default cannot be waived except in writing by Beneficiary. Beneficiary may cure any Event of Default by Grantor hereunder without waiving the Event of Default remedied. Neither Beneficiary's failure or delay in exercising any right or remedy upon any Event of Default by Grantor hereunder shall be a waiver of such Event of Default. Acceptance by Beneficiary of any payment in an amount less than the amount then due shall not in any way affect the existence of an Event of Default.

(g)           Governing Law. THIS DEED OF TRUST WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE IN WHICH THE PREMISES IS LOCATED WITHOUT REGARD TO ITS CONFLICTS. OF LAWS RULES.

(h)           Counting of Days. The term "business day" when used herein shall mean a weekday, Monday through Friday, except a legal holiday or a day on which banking institutions in the state in which the Premises are located and in New York, New York are authorized by law to be closed.

(i)           Relationship of the Parties. The relationship between Grantor and Beneficiary is that of a borrower and a lender only and neither of those parties is, nor shall it hold itself out to be the agent or partner of the other party.

(j)           Cross Default. A Default hereunder is a default under the other Loan Documents.

(k)           No Merger. The lien hereof shall not merge in fee simple title to the Trust Property.

(1)           Rights With Respect to Junior Encumbrances. Without implying any right to do so, any person or entity purporting to have or to take a junior mortgage or other lien upon the Trust Property shall be subject to the rights of Beneficiary to amend, increase, extend the term or supplement this Deed of Trust, the Note or any of the other Loan Documents.

(m)           Fixture Filing. This Deed of Trust shall be effective from the date of its recording as a financing statement filed as a fixture filing with respect to all goods constituting part of the Trust Property which are or are to become fixtures.

(n)           Counterpart. This Deed of Trust may be executed in any number of counterparts, each of which shall be deemed an original, and all of which shall together constitute one instrument.

(o)           Recording and Filing. Grantor will cause the Loan Documents and all amendments thereto and substitutions therefor to be recorded and filed in such manner and in such places as Beneficiary shall reasonably request, and will pay all recording and filing Taxes and fees.

(p)           Entire Agreement and Modifications. This Deed of Trust and the other Loan Documents contain the entire agreements between the parties relating to the subject matter hereof and thereof and all prior agreements relative hereto and thereto which are not contained herein or therein are terminated. This Deed of Trust and the other Loan Documents may not be amended or terminated orally but only by a written instrument or instruments executed by the party against which enforcement is asserted.

THE FOLLOWING RIDERS ANNEXED HERETO ARE A PART OF THIS DEED OF TRUST:

❑ ACM Rider	❑ O&M Plan Rider	❑ Repair and Remediation Reserve Rider

❑ Insurance Rider	❑ Specific State Provisions Rider	❑ Structural Repair
Reserve Rider

IN WITNESS WHEREOF, Grantor has executed this Deed of Trust on the day and year first written above.

GRANTOR:

WESTHOLLOW LANDMARK LP, a Delaware
limited partnership

By: Landmark Westhollow, Inc., a Delaware
corporation, its sole general partner

By: /s/ Yisroel Gluck
Name: Yisroel Gluck
Title: President

ACKNOWLEDGMENT

STATE OF ILLINOIS
COUNTY OF COOK

BEFORE ME, the undersigned, a Notary Public in and for said County and State, do here's certify that Yisroel Gluck, the President of Landmark Westhollow, Inc., a Delaware corporation, the sole general partner of Westhollow Landmark LP, a Delaware limited partnership, personally appeared before me this day and acknowledged the execution of the foregoing instrument on behalf of said limited partnership.

GIVEN UNDER MY HAND AND SEAL OF THIS 22 day of October, 2003.

                              /s/ Rhonda Allison
                                                                                                                Notary Public     Rhonda Allison
My Commission Expires   8/18/04

EXHIBIT A

Legal Description

ACM RIDER

If the environmental report disclosed ACM's in the Trust Property:

Grantor covenants and agrees to institute, within thirty (30) days after the date hereof, an operations and maintenance program (the "Maintenance Program") designed by an environmental consultant, satisfactory to Beneficiary, with respect to asbestos containing materials ("ACM's"), consistent with "Guidelines for Controlling Asbestos-Containing Materials in Buildings" (USEPA, 1985) and other relevant guidelines, and such Maintenance Program will hereafter continuously remain in effect until the Debt secured hereby is repaid in full. In furtherance of the foregoing, Grantor shall inspect and maintain all ACM's on a regular basis and ensure that all ACM's shall be maintained in a condition that prevents exposure of occupants to ACM's at all times. Without limiting the generality of the preceding sentence, Beneficiary may require (i) periodic notices or reports to Beneficiary in form, substance and at such intervals as Beneficiary may specify, (ii) an amendment to such operations and maintenance program to address changing circumstances, laws or other matters, (iii) at Grantor's sole expense, supplemental examination of the Trust Property by consultants specified by Beneficiary, and (iv) variation of the operations and maintenance program in response to the reports provided by any such consultants.

Riders - 1

O & M PLAN RIDER

If, prior to the date hereof, it was determined that the Trust Property contains Lead Based Paint, Grantor had prepared an assessment report describing the location and condition of the Lead Based Paint (a "Lead Based Paint Report"). If, at any time hereafter, Lead Based Paint is suspected of being present on the Trust Property, Grantor agrees, at its sole cost and expense and within twenty (20) days thereafter, to cause to be prepared a Lead Based Paint Report prepared by an expert, and in form, scope and substance, acceptable to Beneficiary.

Grantor agrees that if it has been, or if at any time hereafter it is, determined that the Trust Property contains Lead Based Paint, on or before thirty (30) days following (i) the date hereof, if such determination was made prior to the date hereof or (ii) such determination, if such determination is hereafter made, as applicable, Grantor shall, at -its sole cost and expense, develop and implement, and thereafter diligently and continuously carry out (or cause to be developed and implemented and thereafter diligently and continually to be carried out), an operations, abatement and maintenance plan for the Lead Based Paint on the Trust Property, which plan shall be prepared by an expert, and be in form, scope and substance, acceptable to Beneficiary (together with any Lead Based Paint Report, the "O&M Plan"). If an O&M Plan has been prepared prior to the date hereof, Grantor agrees to diligently and continually carry out (or cause to be carried out) the provisions thereof.  Compliance with the O&M Plan shall require or be deemed to require, without limitation, the proper preparation and maintenance of all records, papers and forms required under the Environmental Laws.

Riders - 2

REPAIR AND REMEDIATION RESERVE RIDER

Contemporaneously with the execution hereof, Grantor has established with Beneficiary a reserve in the amount of $481,875.00 (the "Repair and Remediation Reserve") by depositing such amount with Beneficiary. Grantor shall cause each of the items described in the Engineering Report and attached hereto as Schedule I (the "Deferred Maintenance") to be completed, performed and remediated on or before the expiration of six (6) months after the date hereof. So long as no Event of Default has occurred, all sums in the Repair and Remediation Reserve shall be held by Beneficiary in the Repair and Remediation Reserve to pay the actual costs and expenses of completing the Deferred Maintenance. So long as no Event of Default has occurred, Beneficiary shall, to the extent funds are available in the Repair and Remediation Reserve, disburse to Grantor the actual amount paid or incurred by Grantor in performing the Deferred Maintenance upon (a) the receipt by Beneficiary of a written request from Grantor for disbursement from the Repair and Remediation Reserve and a certification by Grantor in a form as may be required by Beneficiary that the applicable item of Deferred Maintenance has been completed in accordance with the terms of this Deed of Trust, (b) delivery to Beneficiary of invoices or other evidence satisfactory to Beneficiary verifying the costs of the Deferred Maintenance to be reimbursed, (c) delivery to Beneficiary of a certification from an inspecting architect or engineer acceptable to Beneficiary describing and verifying the completed work and the value thereof and (d) delivery to Beneficiary of lien waivers or other evidence reasonably satisfactory to Beneficiary showing that all parties that furnished materials or labor to the Trust Property have been paid in full. Beneficiary shall not be required to make advances from the Repair and Remediation Reserve more frequently than once in any ninety (90) day period. No interest on the funds contained in the Repair and Remediation Reserve shall be paid by Beneficiary to Grantor. Grantor hereby grants to Beneficiary a power-of-attorney to cause the Deferred Maintenance to be completed upon Grantor's failure to do so in accordance with the terms and conditions of this Rider, and to apply the amounts on deposit in the Repair and Remediation Reserve to the cost of such completion but without obligation to do so. In the event that the amounts distributed to Grantor pursuant to this Rider for the actual costs of Deferred Maintenance are less than the amounts held in the Repair and Remediation Reserve, upon completion of the Deferred Maintenance, any remaining amounts shall be deposited into the Replacement Reserve to be held and applied in accordance with the provisions of Article II of this Deed of Trust.

Riders - 3

Westhollow Park Apartments
Reserve Chart

Item	Cost	Comments
Deferred Maintenance/Immediate Repairs (EMG Property Condition Report)
Concrete pavement. Repair	$3,000
Roof leaks	$500
Metal guardrails. Replace	$195,000
Wood framed balconies	$6,000
Carpet	$95,700
Dishwasher	$18,750
Range	$22,425
Refrigerator	$26,125
Fan Coil Units	$18,000
Subtotal Deferred Maint./Immed. Repairs (EMG)	$385,500
Subtotal @ Required Reserve of 125%	$481,875

Westhollow Park Apartments
Reserve Chart

Item	Cost	Comments
Structural Report Immediate Repairs Estimate (NAC Structual Report)
Drainage Issues	$94,000
Cracks located in brick veneers	$9,000
Settlement of the slab	$4,000
Underpinning of perimeter grade beam and the slab	$126,000
Stairs or concrete walkway slab settlement	$13,000
Overgrown trees	$500
Miscellaneous apartment, pavement, and sidewalk repairs	$50,000
Subtotal Structural Report Repairs (NAC)	$296,500
Subtotal @ Required Reserve of 125%	$370,625

STRUCTURAL REPAIR RESERVE RIDER

Contemporaneously with the execution hereof, Grantor has established with Beneficiary a reserve in the amount of $370,625.00 (the "Structural Repair Reserve") by depositing such amount with Beneficiary.  Grantor shall cause each of the items described in that certain structural engineering report and attached hereto as Schedule II (the "Structural Engineering Report") entitled Site Structural Survey, dated September 19, 2003 and prepared .by National Assessment Corporation (the "Structural Maintenance") to be completed, performed and remediated on or before the expiration of six (6) months after the date hereof. So long as no Event of Default has occurred, all sums in the Structural Repair Reserve shall be held by Beneficiary in the Structural Repair Reserve to pay the actual costs and expenses of completing the Structural Maintenance. So long as no Event of Default has occurred, Beneficiary shall, to .the extent funds are available in the Structural Reserve, disburse to Grantor the actual amount paid or incurred by Grantor in performing the Structural Maintenance upon (a) the receipt by Beneficiary of a written request from Grantor for disbursement from the Structural Repair Reserve and a certification by Grantor in a form as may be required by Beneficiary that all of the Structural Maintenance has been completed in accordance with the terms of this Deed of Trust, (b) delivery to Beneficiary of invoices or other evidence satisfactory to Beneficiary verifying the costs of the Structural Maintenance to be reimbursed, (c) delivery to Beneficiary of a certification from an inspecting architect or engineer acceptable to Beneficiary describing and verifying the completed work and the value thereof, (d) delivery to Beneficiary of lien waivers or other evidence reasonably satisfactory to Beneficiary showing that all parties that furnished materials or labor to the Trust Property have been paid in full, and (e) delivery to Beneficiary of an update to the Structural Engineering Report, satisfactory to Lender in its reasonably discretion, indicating that the Structural Maintenance has been completed and the Improvements contain no additional structural defects. Beneficiary shall not be required to make advances from the Structural Repair Reserve more frequently than once in any ninety (90) day period. No interest on the funds contained in the Structural Repair Reserve shall be paid by Beneficiary to Grantor. Grantor hereby grants to Beneficiary a power-of-attorney to cause the Structural Maintenance to be completed upon Grantor's failure to do so in accordance with the terms and. conditions of this Rider, and to apply the amounts on deposit in the Structural Repair Reserve to the cost of such completion but without obligation to do so. In the event that the amounts distributed to Grantor pursuant to this Rider for actual costs of the Structural Maintenance are less then than the amounts held in the Structural Repair Reserve, upon completion of the Structural Maintenance, any remaining amounts shall be deposited into the Replacement Reserve to be held and applied in accordance with the provisions of Article II of the Deed of Trust.

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INSURANCE RIDER

Grantor shall, at Grantor's expense, maintain in force and effect on the Trust Property at all times the following insurance:

(a)           Insurance against loss or damage to the Trust Property by fire, windstorm, lightning, tornado and hail and against loss and damage by such other, additional risks as may be now or hereafter embraced by an "all-risk" or "special form" insurance policy. The amount of such insurance shall be one hundred percent (100%) of the full replacement cost (insurable value) of the Improvements (as established by an MAI appraisal), without reduction for depreciation.  The determination of the replacement cost amount shall be adjusted annually to comply with the requirements of the insurer issuing such coverage or, at Beneficiary's election, by reference to such indices, appraisals or information as Beneficiary determines in its reasonable discretion in order to reflect increased value due to inflation. Absent such annual adjustment or at Beneficiary's discretion, each policy shall contain inflation guard coverage. Full replacement cost, as used herein, means, with respect to the Improvements, the cost of replacing the Improvements without regard to deduction for depreciation, exclusive of the cost of excavations, foundations and footings below the lowest basement floor. Grantor shall also maintain insurance against loss or damage to furniture, furnishings, fixtures, equipment and other items (whether personalty or fixtures) included in the Trust Property and owned by Grantor from time to time to the extent applicable. Each policy shall contain a replacement cost endorsement and either an agreed amount endorsement (to avoid the operation of any co-insurance provisions) or a waiver of co-insurance provisions, all subject to Beneficiary's approval. The maximum deductible shall be $10,000, except as specified otherwise.
(b)           Commercial General Liability Insurance against claims for personal injury, bodily injury, death and property damage occurring on, in or about the Trust Property or the Improvements in amounts not less than $1,000,000 per occurrence and $2,000,000 in the aggregate plus umbrella coverage in an amount not less than $2,000,000. Beneficiary hereby retains the right to periodically review the amount of said liability insurance and to require an increase in the amount of said liability insurance should Beneficiary deem an increase to be reasonably prudent under then existing circumstances.

(c)           Boiler and machinery insurance (including explosion coverage), if steam boilers or other pressure-fired vessels are in operation at the Trust Property. Minimum liability coverage per accident must equal the greater of the replacement cost (insurable value) of the Improvements housing such boiler or pressure-fired machinery or $2,000,000. If one or more HVAC units are in operation at the Trust Property, "Systems Breakdowns" coverage shall be required, as determined by Beneficiary. Minimum liability coverage per accident must equal the replacement value of such unit(s).

(d)           If the Improvements or any part thereof is situated in an area designated by the Federal Emergency Management Agency ("FEMA") as a special flood hazard area

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("SFHA," i.e.; Zones A or V), flood insurance in an amount equal to the lesser of (i) the minimum amount required, under the terms of coverage, to compensate for any damage or loss on a replacement basis (or the unpaid balance of the Debt if replacement cost coverage is not available for the type of building insured), or (ii) the maximum insurance available under the appropriate National Flood Insurance Administration program. The maximum deductible shall be $5,000 per building or a higher amount as required by FEMA or other applicable law. Flood insurance may be waived by Beneficiary if the Improvements are constructed above the flood level and there is a Letter of Map Amendment from FEMA stating the Improvements are no longer in an SFHA.

(e) During the period of any construction, renovation or alteration of the existing Improvements which exceeds the lesser of 10% of the principal amount of the Note or $500,000, at Beneficiary's request, a completed value, "All Risk" Builder's Risk form or "Course of Construction" insurance policy in non-reporting form, in an amount approved by Beneficiary, may be required. During the period of any construction of any addition to the existing Improvements, a completed value, "All Risk" Builder's Risk form or "Course of Construction" insurance policy in non-reporting form, in an amount approved by Beneficiary, shall be required.

(f)           When required by applicable law, ordinance, or other regulation, Worker's Compensation and Employer's Liability Insurance covering all persons subject to the worker's compensation laws of the state in which the Trust Property is located.

(g)           Business income (loss of rents) insurance in amounts sufficient to compensate Grantor for all Rents for existing tenants as evidenced by a current Rent Roll for a period of twelve (12) months. For hotels, motels, health care, and other property types without a standard rent roll, not less than eighteen (18) months of debt service, taxes, insurance, and other fixed expenses shall be the amount of business income insurance required. The amount of coverage shall be adjusted annually to reflect the Rents or expenses payable during the succeeding twelve (12) month period.

(h)           Earthquake insurance for properties located in earthquake zones 3 and 4 with Probable Maximum Loss ("PML") in excess of 20%, as determined by seismic reports. The amount of coverage shall be based on the PML percentage times the replacement cost up to the full replacement cost (insurable value). Wind, sinkhole, and mine subsidence coverage shall be required for properties located in areas prone to those geological phenomena. Maximum deductibles for these types of coverages shall be the lowest deductible available in the area in which the Trust Property is located.

(i)           Such other insurance on the Trust Property or on any replacements or substitutions thereof or additions thereto as may from time to time be required by Beneficiary against other insurable hazards or casualties which at the time are commonly insured against in the case of property similarly situated including, without limitation, environmental insurance, due regard being given to the height and type of Improvements, their construction, location, use and occupancy.

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(j)           Insurance coverage against loss or damage to persons and property by reason of any act of terrorism, to the extent such coverage is commercially available.

All such insurance shall (i) be with insurers fully licensed and authorized to do business in the state within which the Trust Property is located and which have and maintain a claims paying ability rating of "A-" or better by Standard & Poor's (or equivalent rating agency) or an "A:V" or better from A.M. Best, (ii) contain the complete address of the Trust Property (or a complete legal description), (iii) be for terms of at least one year, with premium prepaid, and (iv) be subject to the approval of Beneficiary as to insurance companies, amounts, content, forms of policies and expiration dates, and (v) include a standard, non-contributory, mortgagee clause naming EXACTLY:

the Beneficiary as stated on Page 1 of this Mortgage, its successors and/or assigns, ATIMA
c/o ORIX Real Estate Capital Markets 1717 Main Street
Dallas, TX 75201

(a) as an additional insured under all liability insurance policies, (b) as the first mortgagee on all property insurance policies and (c) as the loss payee on all loss of rents or loss of business income insurance policies.

Grantor shall, as of the date hereof, deliver to Beneficiary evidence that said insurance policies have been prepaid as required above with original certificates signed by an authorized agent of the applicable insurance companies evidencing such insurance satisfactory to Beneficiary. Certified copies of such policies must be delivered to Beneficiary within thirty (30) days of the date hereof. Grantor shall renew all such insurance and deliver to Beneficiary certificates and policies evidencing such renewals at least thirty (30) days before any such insurance shall expire. Grantor further agrees that each such insurance policy: (i) shall provide for at least thirty (30) days' notice to Beneficiary prior to any policy reduction or cancellation for any reason other than non-payment of premium and at least ten (10) days' notice to Beneficiary prior to any cancellation due to non-payment of premium; (ii) shall contain an endorsement or agreement by the insurer that any loss shall be payable to Beneficiary in accordance with the terms of such policy notwithstanding any act or negligence of Grantor or any other person which might otherwise result in forfeiture of such insurance; (iii) shall waive all rights of subrogation against Beneficiary; (iv) in the event that the Trust Property or the Improvements constitutes a legal non-conforming use under applicable building, zoning or land use laws or ordinances, shall include an ordinance and law coverage endorsement which will contain Coverage A: "Loss Due to Operation of Law" (with a minimum liability limit equal to Replacement Cost With Agreed Value Endorsement), Coverage B: "Demolition Cost" and Coverage C: "Increased Cost of Construction" coverages; and (v) may be in the form of a blanket policy, provided that, Grantor hereby acknowledges and agrees that failure to pay any portion of the premium therefor which is not allocable to the Trust Property or any other action not relating to the Trust Property which would otherwise permit the issuer thereof to cancel the coverage thereof, would require the Trust Property to be insured by a separate, single-property policy and the blanket policy must properly identify and fully protect the Trust Property as if a separate policy were issued for one hundred percent (100%) of Replacement Cost at the time of

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loss and otherwise meet all of Beneficiary's applicable insurance requirements set forth in this Rider. The delivery to Beneficiary of the insurance policies or the certificates of insurance as provided above shall constitute an assignment of all proceeds payable under such insurance policies relating to the Trust Property by Grantor to Beneficiary as further security for the Debt. In the event of the foreclosure of this Mortgage, or other transfer of title to the Trust Property in extinguishment in whole or in part of the Debt, all right, title and interest of Grantor in and to all proceeds payable under such policies then in force concerning the Trust Property shall thereupon vest in the purchaser at such foreclosure, or in Beneficiary or other transferee in the event of such other transfer of title. Approval of any insurance by Beneficiary shall not be a representation of the solvency of any insurer or the sufficiency of any amount of insurance. In the event Grantor fails to provide, maintain, keep in force or deliver and furnish to Beneficiary the policies of insurance required by this Mortgage or evidence of their replacement or renewal as required herein, Beneficiary may, but shall not be obligated to, procure such insurance and Grantor shall pay all amounts advanced by Beneficiary therefor, together with interest thereon at the Default Rate from and after the date advanced by Beneficiary until actually repaid by Grantor, promptly upon demand by Beneficiary. Beneficiary shall not be responsible for nor incur any liability for the failure of the insurer to perform, even though Beneficiary has caused the insurance to be placed with the insurer after failure of Grantor to furnish such insurance. Grantor shall not obtain insurance for the Trust Property in addition to that required by Beneficiary without the prior consent of Beneficiary, which consent will not be unreasonably withheld provided that (i) Beneficiary is a named insured on such insurance, (ii) Beneficiary receives complete copies of all policies evidencing such insurance, and (iii) such insurance complies with all of the applicable requirements set forth herein.

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SPECIFIC STATE PROVISIONS RIDER

With respect to the Trust Property which is located in the State of Texas, notwithstanding anything contained herein to the contrary:

(a)           Instrument. This Deed of Trust shall be deemed to be and shall be enforceable as a deed of trust, leasehold deed of trust, and financing statement.

(b)           Foreclosure. Upon the occurrence of any Event of Default, Beneficiary may request Trustee to proceed with foreclosure under the power of sale which is hereby conferred, such foreclosure to be accomplished in accordance with the following provisions:

(i)           Public Sale. Trustee is hereby authorized and empowered, and it- shall be Trustee's special duty, upon such request of Beneficiary, to sell the Trust Property, or any part thereof, at public auction to the highest bidder for cash, with or without having taken possession of same. Any such sale (including notice thereof) shall comply with the applicable requirements, at the time of the sale, of Section 51.002 of the Texas Property Code or, if and to the extent such statute is not then in force, with the applicable requirements, at the time of the sale, of the successor statute or statutes, if any, governing sales of Texas real property under powers of sale conferred by deeds of trust. If there is .no statute in force at the time of the sale governing sales of Texas real property under powers of sale conferred by deeds of trust, such sale shall comply with applicable law, at the time of the sale, governing sales of Texas real property under powers of sale conferred by deeds of trust. Trustee or his successor or substitute may appoint or delegate any one or more persons as agent to perform any act or acts necessary or incident to any sale held by Trustee, including the posting of notices, and the conduct of sale, but in the name and on behalf of Trustee, his successor or substitute.

(ii)           Right to Require Proof of Financial Ability and/or Cash Bid. At any time during the bidding, the Trustee may require a bidding party (A) to disclose its full name, state and city of residence, occupation, and specific business office location, and the name and address of the principal the bidding party is representing (if applicable), and (B) to demonstrate reasonable evidence of the bidding party's financial ability (or, if applicable, the financial ability of the principal of such bidding party), as a condition to the bidding party submitting bids at the foreclosure sale. If any such bidding party (the "Questioned Bidder") declines to comply with the Trustee's requirement in this regard, or if such Questioned Bidder does respond but the Trustee, in Trustee's sole and absolute discretion, deems the information or the evidence of the financial ability of the Questioned Bidder (or, if applicable, the principal of such bidding party) to be inadequate, then the Trustee may continue the bidding with reservation; and in such event (1) the Trustee shall be authorized to caution the Questioned Bidder concerning the legal obligations to be incurred in submitting bids, and (2) if the Questioned Bidder is not the highest bidder at the sale, or if having been the highest bidder the Questioned Bidder fails to deliver the cash purchase price payment promptly to the Trustee, all bids by the Questioned Bidder shall be null and void. The Trustee may, in Trustee's sole and absolute discretion, determine that a credit bid may be in the best interest of the Grantor

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and Beneficiary, and elect to sell the Trust Property for credit or for a combination of cash and credit; provided, however, that the Trustee shall have no obligation to accept any bid except an all cash bid. In the event the Trustee requires a cash bid and cash is not delivered within a reasonable time after conclusion of the bidding process, as specified by the Trustee, but in no event later than 3:45 p.m. local time on the day of sale, then said contingent sale shall be null and void, the bidding process may be recommenced, and any subsequent bids or sale shall be made as if no prior bids were made or accepted.

(iii)           Sale Subject to Unmatured Debt. In addition to the rights and powers of sale granted under the preceding provisions of this subsection, if an Event of Default is made in the payment of any installment of the Debt, Beneficiary may, at Beneficiary's option, at once or at any time thereafter while any matured installment remains unpaid, without declaring the entire Debt to be due and payable, orally or in writing direct Trustee to enforce this Deed of Trust and to sell the Trust Property subject to such unmatured Debt and to the rights, powers, liens, security interests, and assignments, securing or providing recourse for payment of such unmatured Debt, in the same manner, all as provided in the preceding provisions of this subsection. Sales made without maturing the Debt may be made hereunder whenever there is a default in the payment of any installment of the Debt, without exhausting the power of sale granted hereby, and without affecting in any way the power of sale granted under this subsection, the unmatured balance of the Debt or the rights, powers, liens, security interests, and assignments securing or providing recourse for payment of the Debt.

(iv)           Partial Foreclosure. Sale of a part of the Trust Property shall not exhaust the power of sale, but sales may be made from time to time until the Debt is paid in full. It is intended by each of the foregoing provisions of this subsection that Trustee may, after any request or direction by Beneficiary, sell not only the Premises and the Improvements, but also the Equipment and other interests constituting a part of the Trust Property or any part thereof, along with the Premises and the Improvements or any part thereof, as a unit and as a part of a single sale, or may sell at any time or from time to time any part or parts of the Trust Property separately from the remainder of the Trust Property. It shall not be necessary to have present or to exhibit at any sale any of the Trust Property. Any sale of personal property made hereunder shall be deemed to have been a public sale conducted in a commercially reasonable manner if held contemporaneously with,. or as part of, and upon the same notice as required for the sale of real property under the power of sale granted herein.

(v)           Trustee's Deeds. After any sale under this subsection, Trustee shall make good and sufficient deeds, assignments, and other conveyances to the purchaser or purchasers thereunder in the name of Grantor, conveying the Trust Property or any part thereof so sold to the purchaser or purchasers with general warranty of title by Grantor. It is agreed that in any deeds, assignments or other conveyances given by Trustee, any and all statements of fact or other recitals therein made as to the identity of Beneficiary, the occurrence or existence of any Event of Default, the notice of intention to accelerate, or acceleration of, the maturity of the Debt, the request to sell, notice of sale, time, place, terms and manner of sale, and receipt, distribution, and application of the money realized therefrom, the due and proper appointment of a substitute trustee, and without being

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limited by the foregoing, any other act or thing having been duly done by or on behalf of Beneficiary or by or on behalf of Trustee, shall be taken by all courts of law and equity as prima facie evidence that such statements or recitals state true, correct, and complete facts and are without further question to be so accepted, and Grantor does hereby ratify and confirm any and all acts that Trustee may lawfully do in the premises by virtue hereof.

(c)           Receiver. Beneficiary, as a matter of right and without regard to the sufficiency of the security for repayment of the Debt and performance and discharge of the obligations hereunder, without notice to Grantor and without any showing of insolvency, fraud, or mismanagement on the part of Grantor, and without the necessity of filing any judicial or other proceeding other than the proceeding for appointment of a receiver, shall be entitled to the appointment of a receiver or receivers of the Trust Property or any part thereof, and. of the Rents, and Grantor hereby irrevocably consents to the appointment of a receiver or receivers. Any receiver appointed pursuant to the provisions of this subsection shall have the usual powers and duties of receivers in such matters.

(d)           Inapplicability of Credit Code.  In no event shall the provisions of Article 5069, ch. 15 of the Revised Civil Statutes of Texas (which regulates certain revolving credit loan accounts and revolving triparty accounts) apply to the loan evidenced by the Loan Documents and/or secured hereby.

(e)           Entire Agreement. THIS DEED OF TRUST AND THE OTHER LOAN DOCUMENTS EMBODY THE FINAL, ENTIRE AGREEMENT AMONG THE PARTIES HERETO AND SUPERSEDE ANY AND ALL PRIOR COMMITMENTS, AGREEMENTS, REPRESENTATIONS AND UNDER-STANDINGS, WHETHER WRITTEN OR ORAL, RELATING TO THE SUBJECT MATTER HEREOF AND THEREOF AND MAY NOT BE CONTRADICTED OR VARIED BY EVIDENCE OR PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OR DISCUSSIONS OF THE PARTIES HERETO. THERE ARE NO ORAL AGREEMENTS AMONG THE PARTIES HERETO.

(f)           Maturity Date.The maturity date of the Note secured hereby is the first day of November, 2008.

(g)           Notice of Indemnification. GRANTOR ACKNOWLEDGES THAT THIS DEED OF TRUST PROVIDES FOR INDEMNIFICATION OF BENEFICIARY BY GRANTOR PURSUANT TO ARTICLE VII.

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SCHEDULE I

DEFERRED MAINTENANCE

(intentionally omitted for recording purposes)

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SCHEDULE II

STRUCTURAL MAINTENANCE

(intentionally omitted for recording purposes)

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INDEX OF DEFINITIONS

"ACM's" - ACM Rider

"Applicable Law" - Section 10.5

`Beneficiary" - Page 1

"business day" - Section 15.1(h)

`Buffer" - Section 5.3(b)(2)

"Claims" - Section 7.1

"Collateral" - Section 11.1

"Contracts" - Paragraph (v) of the granting clause

"Debt'- First paragraph of the Securing Clause

"Debtor Relief Law" - Section 12.1(f)

"Deed of Trust' '-Page Page 1

"Default" - Section 1.2

"Default Rate" - As defined in the Note

"Deferred Maintenance" - Repair and Remediation Rider

"Engineering Report" - Section 9.1(c)(v)

"Environmental Laws" - Section 3.1(a)

"Equipment" - Paragraph (iii) of the granting clause

"Event of Default'- Section 12.1

"FEMA" - Insurance Rider

"General Intangibles' - Paragraph (vi) of the granting clause "Grantor" - Page 1

"Hazardous Substances" - Section 3.1(a)

"Impound Account" - Section 1.2

"Improvements" - Paragraph (i) of the granting clause

Index-1

"Lead Based Paint Report" - 0 & M Plan Rider

"Lease" - Paragraph (iv) of the granting clause

"Loan Documents" - Last paragraph of the granting clause "Maintenance Program" - ACM Rider

"Major Lease" - Section 5.2

"Manager's Consent" - Section 6.1

"Maturity Date" - As defined in the Note

"Note" - First paragraph of the securing clause

"0 &MPlan" -0 & M Plan Rider

"PML" - Insurance Rider

"Permitted Materials" - Section 13.1(a)

"Premises" - Paragraph (i) of the granting clause

"Principal" - First paragraph of the securing clause "Related Party" - Section 9.4(e)

"Rent Roll" - Section 8.2

"Rents and Profits" - Paragraph (iv) of the granting clause

"Repair and Remediation Reserve" - Repair and Remediation Rider

"Replacement Reserve" - Section 4.1(a)

"Replacements" - Section 4.1(a)

"Requirements" - Section 1.5

"Reserves" - Paragraph (viii) of the granting clause

"Restoration'- Section 2.1(a)

"Sale" - Section 5.3(b)

"Systems Breakdowns" - Insurance Rider

"Tenant" - Paragraph (iv) of the granting clause

Index-2

"Taxes" - Section 1.1

"Transfer" - Section 5.3(a)

"Transfer Fee" - Section 5.3(b)

"Trust Propert y" - First paragraph of the granting clause "Trustee" - Page 1

"UCC" - Section 11.1
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